MHI Hospitality Corporation Follow-On Offering of Common Stock July 2010 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-167519 July 21, 2010 FREE WRITING PROSPECTUS

Forward-Looking Statements
Free Writing Prospectus Statement
MHI Hospitality Corp. (the “Company,” “we,” “us” and “our”) has filed a registration statement (including a preliminary prospectus) with the Securities and
Exchange Commission (“SEC”) for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting Stifel, Nicolaus and Company, Inc. Attn: Equity Syndicate, One South St.,
Baltimore, MD 21202, (443) 224-1433 or Janney Montgomery Scott, 60 State Street, 35    Floor, Boston, MA 02109, (617) 557-2971. The preliminary prospectus
This presentation may contain statistics and other data that may have been obtained from or compiled from information made available by third-party service providers. While we believe these sources to be reliable, accuracy and completeness of the information cannot be guaranteed. All property photographs included in this presentation are from our existing portfolio. As with all investments there are inherent risks. Please obtain and review all financial and other publicly available materials before investing. Unless otherwise noted herein, all the financial information contained in this presentation is presented as of March 31, 2010.
This presentation contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,”
“expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements: (i) our use of the proceeds of this offering; (ii) the competitive environment in which we operate; (iii) our ability to maintain or increase our rental rates and occupancy rates; (iv) our ability to oversee our portfolio; (v) our ability to successfully engage in strategic acquisitions and investments; (vi) our ability to successfully expand into new markets; (vii)
the effect of general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; (viii) the availability and cost of capital; (ix) changes in interest rates; (x) the magnitude, sustainability and timing of an anticipated recovery in the hospitality industry and in the markets in which we operate; (xi) the amount and yield of any additional investments; (xii) our ability to generate sufficient cash flows to satisfy our debt service obligations and to make distributions; (xiii) our ability to maintain adequate insurance coverage; (xiv) the terms of government regulations that affect us and interpretations of those regulations, including changes in tax laws and regulations affecting REITs, changes in real estate and zoning laws and increases in real property tax rates; (xv) our ability to maintain our qualification as a REIT; and (xvi) other subjects referenced in our preliminary prospectus, including those set forth under the heading “Risk Factors” in our preliminary prospectus.
The forward-looking statements contained in this presentation reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock. For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see our preliminary prospectus under the heading “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
www.sec.gov/
is also available at the following: http://
Archives/edgar/data/1301236/000119312510139726/0001193125-10-139726-index.htm .
th

Offering Summary
$3.50 – $4.00 (pre 1-for-X reverse stock split)
(1)
Offering Price Range
TBD
Expected Pricing
Stifel Nicolaus, Janney Montgomery Scott
Joint Bookrunners
Repay outstanding indebtedness, fund planned capital
improvements and fund potential acquisition opportunities
Use of Proceeds
3.5% – 4.0% payable in Q4 2010, with potential increases
in the next calendar year; to be paid out of Cash Available
for Distribution (“CAD”)
Anticipated Post-Offering
Dividend Yield / Timing
90 days
Lock-up Period
15% / TBD shares
Overallotment Option
TBD
Shares Offered
Approximately $110 million
Offering Size
Follow-On Offering (100% primary shares)
Structure
MHI Hospitality Corp. (NASDAQ: “MDH”)
Issuer
(1) All share data presented on a pre-reverse split basis

Gross Offering Proceeds
(1)
$125,000 Repay Existing Line of Credit $75,198
Repay Jacksonville Crowne Plaza Loan 18,000
Raleigh Holiday Inn PIP Capital Expenditures 2,500
Transaction Expenses 8,625
Operating Reserve / Working Capital 10,677
Future Acquisitions 10,000
Total Sources $125,000 Total Uses $125,000
Transaction Sources and Uses
($ in thousands)
Sources Uses
(1) Assumes exercise of the underwriters’ overallotment option

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

Experienced Management Team
Andrew M. Sims
Chairman, President &
Chief Executive Officer
William J. Zaiser
Executive Vice
President, Chief
Financial Officer,
Treasurer & Secretary
David R. Folsom
Executive Vice President &
Chief Operating Officer
Chairman, President and CEO since the
Company’s inception in August 2004
President of MHI Hotels Services from 1995
until August 2004 after serving for seven
years as VP of Finance and Development
Over 30 years of experience operating,
developing and owning hotel properties
Currently serves on the board of MHI Hotel
Services, LLC
Former member of the Hilton Advisory Board
EVP, CFO, Treasurer & Secretary since the
Company’s inception in August 2004
Served as VP of Accounting at MHI Hotels
Services from 1990 until 2004
Certified Public Accountant
EVP and COO since January 2006
Formerly the Vice President of Paragon Real
Estate, an early stage real estate venture
focusing on distressed multifamily assets
Served in the Real Estate Securities and Debt
Capital Markets Groups as an investment
banker with BB&T Capital Markets from 2001
to 2005
Extensive relationships
with owners /
franchisors of full-
service, upper-upscale
and upscale hotel
brands
80+ years of combined
experience in the
lodging industry, capital
markets and core
geographic markets
Aligned with
shareholders’ interests
via 28.2% insider
ownership of all current
shares and units
outstanding
Numerous industry
awards for completed
hotel renovations,
operating efficiency and
guest services

$0
$50,000
$100,000
$150,000
$200,000
$250,000
2004 2005 2006 2007 2008 2009
Initial Costs/Purchase Price     Pro Rata JV Asset     Subsequent Non-recurring Capital Expenditure Improvements
Company History & Growth
MHI’s predecessor entities and management company have operated continuously in the lodging industry from 1957 to 2004 when MHI completed its IPO.  MHI has utilized the diverse expertise of its professionals to capitalize on market cycles and grow to its current form today
Acquired five hotels since 2004 at a total acquisition cost of approximately $125 million
Since its initial public offering in December 2004, MHI has nearly doubled the number of rooms under its control
Primary driver of growth in real estate assets has been investments in redevelopments in anticipation of the upcoming lodging recovery
Growth in Real Estate Assets ($)
$79,331
$103,245
$111,493
$163,995
$206,552
$211,479
($ in thousands)
Note: Hollywood, FL JV asset is shown at pro rata portion of initial cost
1957
1981-
1985
1990-
1995
1995-
1996
Edgar Sims begins
operations of predecessor
company with the purchase
of a 12-room motel
2009 2008 2007 2006 2005 2004 1998
Multi-unit operations began
with acquisition of
additional hotel properties;
Andrew Sims joins MHI
Portfolio repositioned with the
sale of limited service hotels;
traded up to full service
upscale hotels
20+ management
assignments for
financial institutions
Sourced offshore
capital from Malaysia
investor
Initial Public Offering
and the acquisition of
six initial hotels
Acquisition of Crowne
Plaza Jacksonville
Riverfront
Acquisition of Sheraton
Louisville Riverside and
disposition of Holiday Inn
Downtown Williamsburg
Acquisition of Crowne Plaza
Hollywood as a JV with the Carlyle
Group and Crowne Plaza Tampa
Westshore
Acquisition of
Crowne Plaza
Hampton Marina
Successful
completion of $3.4
million Rights
Offering
1,383
1,673
1,723
2,049
2,191 2,188
0
500
1,000
1,500
2,000
2,500
2004 2005 2006 2007 2008 2009
Growth in Number of Rooms
Note: Includes pro rata number of rooms for Hollywood, FL JV asset
(1) Decrease resulting from renovations of Wilmington and Savannah Hotels
(1)
Corporate Highlights

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

High-Quality, Well-Positioned Portfolio
AL
FL
SC
TN
KY
IN
OH
NC
PA
ME
VA
NY
CT
WV
MD
NJ
VT
NH
MA
DE
RI
GA
LA
MS
Wholly
owned
Resort
Lease
JV
Property
Portfolio Summary
Portfolio of 10 high-quality, primarily upper-upscale and upscale, full-service hotels concentrated in growth markets of the Mid-Atlantic and Southern U.S.
92.0% of rooms in MHI’s current wholly-owned portfolio were renovated to exceed brand standards in the last four years and thus have minimal upcoming capital requirements
(% by room count)
Portfolio STR Chain Scales
(1)
:
Portfolio Geography
(1) Includes rebranding of the Holiday Inn Brownstone to Doubletree
42.5%
48.9%
8.6%
Upper Upscale
Upscale
Midscale
Year of Year Built/
Location Acquisition Renovated
Wholly-Owned Properties
Hilton Philadelphia Airport 331 Philadelphia, PA 2004 1972 / 2005
Hilton Wilmington Riverside 272 Wilmington, NC 2004 1970 / 2007
Hilton Savannah DeSoto 246 Savannah, GA 2004 1968 / 2008
Sheraton Louisville Riverside 180 Jeffersonville, IN 2006 1972 / 2008
Crowne Plaza Jacksonville Riverfront 292 Jacksonville, FL 2005 1970 / 2006
Crowne Plaza Tampa Westshore 222 Tampa, FL 2007 1973 / 2008
Crowne Plaza Hampton Marina 173 Hampton, VA 2008 1988 / 2008
Holiday Inn Laurel West 207 Laurel, MD 2004 1985 / 2005
Holiday Inn Brownstone 187 Raleigh, NC 2004 1971 / 2011E
Total Rooms in Wholly-Owned Portfolio 2,110
Joint Venture Property
Crowne Plaza Hollywood Beach Resort 311 Hollywood, FL 2007 1972 / 2007
Total Rooms 2,421
Number of
Rooms

$108.29
$109.39
$111.00
$115.62
$104.00
$108.00
$112.00
$116.00
$120.00
Q1 '09 Q1 '10 FY '09E FY '10E
66.1%
61.7%
68.0%
56.7%
20.0%
40.0%
60.0%
80.0%
Q1 '09 Q1 '10 FY '09E FY '10E
33.3%
33.9%
28.5%
26.9%
10.0%
20.0%
30.0%
40.0%
Q1 '09 Q1 '10 FY '09E FY '10E
Portfolio Operating Trends
MHI’s portfolio is poised for growth as the benefit of recent renovations and repositioning is yet to be fully realized in hotel operating results
In addition, further portfolio upside potential should result from overall market condition improvement
RevPAR GOP Margin
Occupancy Average Daily Rate
Solid Core Operating Fundamentals
ADR
Declines are
Decelerating
RevPAR
Trending
Positive
Occupancy
has
Stabilized
Margins
Improving
Substantially
$109.00
66.0%
31.8%
Note: Shading indicates applicable MHI guidance range; All data includes Hollywood, FL property
$73.77
$67.50
$75.00
$66.96
$60.00
$66.00
$72.00
$78.00
Q1 '09 Q1 '10 FY '09E FY '10E
$73.00

RevPAR Percent Change

RevPAR Percent Change

RevPAR Percent Change

RevPAR Percent Change

(10%)
(5%)
0%
5%
10%
15%
20%
25%
30%
Year to Date Running 12 Month
Crowne Plaza Hollywood   Competitive Set
Portfolio Operating Trends
(25%)
(20%)
(15%)
(10%)
(5%)
0%
5%
Year to Date Running 12 Month
Hilton Wilmington Competitive Set
(15%)
(10%)
(5%)
0%
5%
10%
15%
20%
Year to Date Running 12 Month
Hilton Savannah Competitive Set
(20%)
(10%)
0%
10%
20%
30%
40%
Year to Date Running 12 Month
Sheraton Louisville Competitive Set
MHI’s portfolio is strategically positioned to outperform its competitive set on a RevPAR basis in MHI’s markets
Louisville, KY
Hollywood, FL
Savannah, GA
Wilmington, NC
Competitive Market Outperformance
Source: Smith Travel Research as of 3/31/10
Note: Markets displayed above each contain a recently renovated MHI property
Capturing
share in a
down market
Starwood
Tiffany Crystal
Trophy Award
- #1 ranked
Sheraton
Outperforming
the market -
significant
RevPAR growth
post-renovation
Significant
market
penetration
and RevPAR
growth

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

$207.2
$204.2
$145.9
$112.8
$82.4
$0.0
$50.0
$100.0
$150.0
$200.0
$250.0
SHO DRH HT FCH MDH
Attractive Stock Entry Point
Enterprise Value per Key – Public Valuation Recent Transactions – Private Valuation
Public and Private Valuation Comparison
Based on public and private market metrics, MHI’s current enterprise value per key of $82.4K implies a significant discount to underlying value
Property Date Acquired Price / Key
Hilton Checkers 4/29/2010 $208.2
Courtyard Anaheim 4/29/2010 208.2
Homewood Suites Portfolio 4/26/2010 90.4
Hyatt Regency Boston 3/18/2010 224.9
Holiday Inn Express Times Square 2/10/2010 262.9
Hampton Inn Times Square 1/11/2010 295.1
Candlewood Suites Times Square 1/11/2010 295.2
Average $226.4
($ in thousands)
($ in thousands)
Peer Average: $167.5
Source: SNL Financial as of 7/20/10
Note: MDH stock price equals $2.35

1.7x
1.5x
1.4x
1.3x
1.3x
1.2x
1.2x
1.2x
0.9x
0.8x
0.6x
0.0x
0.2x
0.4x
0.6x
0.8x
1.0x
1.2x
1.4x
1.6x
1.8x
LHO BEE SHO DRH HST HPT AHT HT FCH MDH SPPR
Attractive Stock Entry Point
MHI’s stock price is currently trading well below its peers on a trailing ADR Value Index
(1)
multiple basis
This index adjusts for the quality of assets on a revenue basis, thus allowing for comparison between all brands across the chain scale
ADR Value Index
Source: SNL Financial as of 7/15/2010
Note: MDH stock price equals $2.37
(1) ADR Value Index = (Enterprise Value per Key / 1000) / 2009 ADR
Peer Average: 1.2x
MHI’s Implied Stock Price
At the average ADR Value Index of 1.2x, MHI’s Enterprise Value per Key is approximately $132K, implying an underlying stock price of $9.57 (pre-reverse split)
ADR
Value Index
Implied Offering
Price Discount
($3.50 - $4.00)
1.0x $ 110.3 $  6.05 (44%) - (36%)
1.1x 121.1 7.81 (56%) - (50%)
1.2x 131.8 9.57 (64%) - (59%)
1.3x 142.5 11.32 (70%) - (65%)
1.4x 153.2 13.08 (74%) - (70%)
Note: MHI 2009 ADR = $107.21 (wholly-owned properties only)
(1) Excludes rooms in unconsolidated joint venture
Implied Enterprise
Value / Key ($K)
(1)
Implied
Stock Price

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

8.9%
4.0%
0.4%
0.3%
4.1%
0.2%
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
HPT HT MDH DRH HST LHO AHT FCH BEE SHO SPPR
Reinstated Dividend
From its IPO in late 2004 until December 2008, MHI paid a consistent quarterly dividend of $0.17 per quarter
MHI amended its dividend policy in December 2008 and subsequently suspended its dividend, subject to minimum
REIT requirements, in the interest of capital preservation amidst the onset of the current economic environment
Application of the proceeds from the offering to pay down outstanding balance under the current credit facility will remove certain restrictions on paying a dividend
Assuming completion of the offering, MHI intends to reinstate a quarterly dividend payable in Q4 2010
Targeted dividend yield of 3.5 to 4.0% with potential increases in the next calendar year; subject to Board approval and repayment of the credit facility
Targeted dividend to be paid from CAD
Source: SNL Financial as of 7/15/2010
Note: MDH CAD payout ratio assumes an offering at a stock price of $3.75, the mid-point of a $3.50 to $4.00 offer price range (pre-reverse split)
Lodging REITs - Current Dividend Yield
3.5%
2010E FFO
Payout Ratio:
3.5 – 4.0% Targeted
Dividend Yield Range
57.5%
58.8%
50.0-
60.0%
6.1% 6.1%
3.4%
N/A N/A N/A
N/A N/A

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

Pre Post
Debt / Total Market Cap 75.9% 25.5%
Debt / LTM EBITDA 10.6x 4.1x
LTM EBITDA / Interest Expense 1.4x 2.3x
Floating Rate / Total Debt 58.2% 22.9%
Average Fixed Interest Rate 6.7% 6.1%
Average Floating Interest Rate L + 3.0% L + 2.8%
25.5%
74.5%
Pro Forma Capital Structure
Note: Assumes all available extension options are exercised prior to maturity
MHI’s use of proceeds will significantly delever the firm’s balance sheet and improve the firm’s credit statistics while enhancing free cash flow and liquidity condition
Once the current credit facility is repaid, MHI plans to put in place a new facility with an estimated $30-40 million of capacity
24.1%
75.9%
Debt Overview
$0
$25,000,000
$50,000,000
$75,000,000
$100,000,000
2010 2011 2012 2013 2014 2015 Thereafter
Credit Facility
Mortgage Debt
Other Loans
Debt Maturity Schedule
Post-Offering Capitalization
Common Equity
$173.3mm
(1)
Debt
$59.2mm
(2)
Pre-Offering Capitalization
Common
Equity
$48.3mm
(1)
Debt
$152.4mm
To be repaid with
offering proceeds
(1) Assumes market equity value at $3.75 stock price, the mid-point of a $3.50 to $4.00 offer price range (pre-reverse split). Post-offering capitalization assumes exercise of the underwriters’ overallotment option
(2) Assumes repayment of $75,197,858 in debt outstanding on the Company’s credit facility and the $18,000,000 outstanding mortgage on the Crowne Plaza Jacksonville Riverfront

79.7%
77.8%
75.9%
64.3%
62.3%
52.8%
46.4%
43.1%
36.3% 36.0%
25.2%
25.5%
0.0%
25.0%
50.0%
75.0%
100.0%
SPPR AHT MDH FCH BEE SHO HT HPT DRH HST LHO
$276.5
$151.5
$136.7
$113.3
$88.5
$81.9
$74.9
$69.7
$60.3
$24.9
$27.1
$102.8
$0.0
$50.0
$100.0
$150.0
$200.0
$250.0
$300.0
BEE SHO AHT LHO FCH HST DRH HT MDH HPT SPPR
4.2x
3.8x
2.1x
2.0x
1.6x
1.6x
1.5x
1.4x
1.4x
1.2x
1.1x
2.3x
0.0x
1.0x
2.0x
3.0x
4.0x
5.0x
LHO HPT DRH HST HT SPPR AHT MDH SHO FCH BEE
14.1x
12.4x 12.3x
10.6x 10.6x
9.9x
9.6x
7.4x
6.9x
4.1x
4.0x
4.1x
0.0x
4.0x
8.0x
12.0x
16.0x
BEE AHT FCH MDH SPPR SHO HT DRH HST LHO HPT
Pro Forma Capital Structure vs Peers
Source: SNL Financial as of 7/15/2010
Note: MDH share price equals $2.37
Outstanding Debt + Pfd. Per Key Outstanding Debt / LTM EBITDA
LTM EBITDA / Interest Expense Debt / Total Market Capitalization
Peer Average: 9.3x
Peer Average: $107.4
Peer Average: 2.0x
Peer Average: 54.5%
($ in thousands)
Post-offering, MHI’s leverage levels will compare favorably to its lodging REIT peer group
Note: Total market capitalization assumes book value of debt plus preferred (as of 3/31/10) plus equity market cap assuming a $3.75 stock price
Note: Outstanding debt, preferred and keys as of 3/31/10 Note: Outstanding debt and LTM EBITDA as of 3/31/10
Note: LTM EBITDA and interest expense as of 3/31/10

Investment Highlights - Why Invest with MHI?
Experienced and Invested Management Team
High-Quality Portfolio With Significant Unrealized Value
Current Yield via Post-Offering Reinstatement of Dividend
Focused Investment Strategy to Capitalize on Compelling
Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future Growth

MHI Investment Strategy
The acquisition of fully-
stabilized/performing
properties in MHI’s target
markets
Lack of availability of credit
as a result of the recent
economic downturn has led
to an increase in attractive
investment opportunities
Stabilized/Performing
Property Acquisition
Opportunities
Underperforming
but structurally
sound hotel that
requires moderate
renovation to re-
establish the hotel
in its market
Shallow-Turn
Opportunities
Hotel that is closed
or functionally
obsolete
Requires a
restructuring of both
operations and
physical plant of the
hotel
Renovation of the
building, furniture,
fixtures and
equipment
Deep-Turn
Opportunities
Upbranding
Opportunities
Properties that
can be upgraded
physically and
enhanced
operationally to
qualify for higher
quality franchise
brands
Strategy can be
executed in
concert with a
shallow or deep-
turn opportunity
Underperforming Property Acquisition Opportunities
Historically, our investment strategy focused on the acquisition of underperforming hotel properties
Purchased at significant discounts to replacement cost
Candidates for renovation, upbranding and repositioning
Current market conditions are expected to present opportunities to augment our historical strategy and acquire well-positioned, performing hotel properties at attractive prices
Current “Buyers’ Market”
Historic (2004-2008) “Sellers’ Market”

MHI Investment Strategy
We intend to grow through acquisitions of full-service, upper-upscale and upscale hotel properties located in the growth markets of the Mid-Atlantic and Southern United States
Our focus is on markets with significant barriers to entry and assets located in proximity to multiple demand generators
Our acquisition opportunities are sourced through our management team’s extensive network of industry, corporate and institutional relationships
We differentiate ourselves from most public REITs by targeting growing primary MSAs in the Mid-Atlantic and Southern U.S. that are typically deemed secondary or tertiary markets nationally
Our competitors tend to focus on top-10 urban full-service and top-25 select-service markets. Alternatively, we believe opportunities will arise in our identified target markets
We intend to deploy capital through different mechanisms which will allow us to acquire properties at a low basis through:
Direct Purchase Opportunities
–
Used for traditional acquisitions
Distressed Debt Opportunities
–
Mainly loan-to-own strategy
Joint Venture / Mezzanine Lending opportunities
–
Utilized for deep-turn acquisitions
Disciplined Acquisitive Growth
Focus
Off-Market
Sourcing
Differentiation
Versatility

0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
12.0%
14.0%
Jan08 Apr08 Jul08 Oct08 Jan09 Apr09 Jul09 Oct09 Jan10 Apr10 Jul10
90+ Day
Foreclosure
Compelling Market Opportunity
Since 2008, the U.S. lodging industry has experienced a substantial decline in operating fundamentals
Operating fundamentals deterioration, combined with lack of available debt capital alternatives, has led to substantial distress for lodging property owners
Valuations for hotel properties have fallen significantly since 2007
As lodging asset owners are forced to undertake distressed sales, MHI believes it will be well positioned to purchase assets at compelling prices
Distressed Hotel
Owners
Limited Debt
Capital Availability
Expectations for
Improving
Fundamentals
Compelling
Investment
Opportunities
+ + =
Source: Commercial Mortgage Alert, March 31, 2010
Note: Includes U.S. agency and non-agency issuance
U.S. Domestic CMBS Issuance by Year
$48.2
$72.1
$58.9
$85.8
$99.5
$173.4
$210.1
$233.4
$15.8
$11.7
$9.8
$0.0
$50.0
$100.0
$150.0
$200.0
$250.0
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010YTD
($ in billions)
Source: Bloomberg as of 7/20/10
U.S. Hospitality CMBS Delinquencies

MHI Hospitality Corporation

1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010E
2011E
2012E
2013E
2014E

1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010E
2011E
2012E
2013E
2014E

Compelling Market Opportunity
Recent and projected industry metrics have given rise to predictions that the lodging industry will begin a strong-comeback post Labor Day
Very limited construction supply coming online will allow current owners to ramp up ADRs over the next 12-18 months
Financing is becoming more available on conservative but reasonable terms
Smith Travel Research currently forecasts that 2011 will be the first year for annual RevPAR growth since 2007
(2.4%)
2.5%
5.3%
6.1%
2.7%
6.1%
(6.9%)
(2.6%)
0.5%
7.6% 7.6%
6.2%
(1.7%)
(16.7%)
(1.1%)
5.8%
10.5%
5.2%
2.1%
5.0%
8.4%
8.3%
4.7%
3.3%
5.6%
3.7%
3.8%
(20.0%)
(15.0%)
(10.0%)
(5.0%)
0.0%
5.0%
10.0%
15.0%
U.S. Annual RevPAR Change
Source: Smith Travel Research
Improving Fundamentals
U.S. Annual Hotel Room Supply Growth
Source: Smith Travel Research
4.6%
3.7%
3.5%
1.7%
0.9%
0.5%
1.2%
1.7%
2.4%
3.5%
3.9%
2.8%
2.3%
1.6%
1.3%
1.0%
0.4%
0.6%
1.4%
2.7%
3.2%
1.2%
(0.1%)
0.0%
0.7%
1.5%
3.8%
(1.0%)
0.0%
1.0%
2.0%
3.0%
4.0%
5.0%
Average: 2.2%

Compelling Market Opportunity
Potential Acquisition Markets
Potential acquisitions are focused on Mid-Atlantic and Southern markets including Washington, DC,
Miami, FL, Atlanta, GA, Charlotte, NC, Charleston, SC, Nashville, TN and Richmond, VA
Miami
Charleston
Charlotte
Atlanta
AL
FL
SC
TN
KY
IN
OH
NC
PA
ME
VA
NY
CT
WV
MD
NJ
VT
NH
MA
DE
RI
GA
LA
MS
Richmond
Nashville
Washington, DC

Investment Highlights
Experienced and Invested Management Team
High-Quality Portfolio With Significant
Unrealized Value
Current Yield via Post-Offering Reinstatement
of Dividend
Focused Investment Strategy to Capitalize on
Compelling Market Opportunity
Attractive Stock Entry Point
Recapitalized Balance Sheet to Enable Future
Growth